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                                                                  EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


     AGREEMENT dated as of January 28, 2001 between Carol Meyrowitz, whose address is 8 Sylvan Avenue, West Newton, Massachusetts 02465, ("Executive") and The TJX Companies, Inc., a Delaware corporation, whose principal office is in Framingham, Massachusetts (the "Company").

     WHEREAS the Company and Executive are parties to an employment agreement dated as of April 9, 1999 (the "Prior Agreement"), under which Executive has served as an executive officer of the Marmaxx Group of the Company (the "Group"); and

     WHEREAS the Company now desires that Executive serve as President of the Group; and

     WHEREAS the Company and Executive desire to enter into this amended and restated Agreement to reflect Executive's new responsibilities with the Company;

     NOW, THEREFORE, the parties hereto, in consideration of the mutual agreements hereinafter contained, agree as follows:

     1. EMPLOYMENT. The Company will employ Executive and Executive will be an employee of the Company under the terms and conditions hereinafter set forth. This amended and restated Agreement supersedes and replaces any prior employment agreement between Executive and the Company or any of its subsidiaries or divisions.

     2. TERM. This amended and restated Agreement shall become effective January 28, 2001 and shall continue until January 31, 2004 and thereafter until terminated by either Executive or the Company, subject to earlier termination as provided herein (such period of employment hereinafter called the "Employment Period").

     3. DUTIES. Executive shall diligently perform the duties and exercise the responsibilities of President of the Group and such additional executive duties and responsibilities as shall from time to time be reasonably assigned to her by the Chief Executive Officer of the Company or by the Chairman of the Group.

     4. EXTENT OF SERVICES. Except for illnesses and vacation periods, Executive shall devote substantially all her working time and attention and her best efforts to the performance of her duties and responsibilities under this Employment Agreement; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Executive (a) to make any passive investments where Executive is not obligated or required to, and shall not in fact, devote any managerial efforts, (b) to participate in charitable or community activities or in trade or professional organizations, or (c) subject to approval of the Chief Executive Officer of the Company (which approval shall not be unreasonably withheld or withdrawn), hold directorships in public companies, except only that the Chief Executive Officer of the Company shall have the right to limit such service as a director or such participation if the Chief Executive Officer


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believes that the time spent on such activities infringes in any material respect upon the time required by Executive for the performance of her duties under this Agreement or is otherwise incompatible with those duties.

     5. COMPENSATION AND BENEFITS.

     (a) BASE SALARY. During the Employment Period, Executive shall receive a base salary at the rate of $700,000 per year or such higher amount as the Executive Compensation Committee of the Board of Directors of the Company (the "Committee") may determine after Committee review not less frequently than annually; provided, that it is the current understanding and expectation of the parties that Executive's initial rate of base salary will not be adjusted prior to June 1, 2002. Base salary shall be payable in such manner and at such times as the Company shall pay base salary to other executive employees.

     (b) MIP. During the Employment Period, Executive will be eligible to receive annual awards under the Company's Management Incentive Plan ("MIP"). To the extent provided in Section 162(m) of the Code, the terms of any such award shall be established annually by the Committee. Subject to the foregoing, Executive shall be entitled to earn up to a specified percentage (not less than 55%) of Executive's Base Salary for the year if the target(s) established by the Committee for Group and/or Company-wide performance is/are met and up to a specified percentage (not less than 110%) of such Base Salary if such target(s) is/are exceeded by a specified amount. Payments, if any, under MIP awards under this subsection will be based on Group and/or Company-wide performance measures. To the extent the material terms of MIP are required by law (including for this purpose the rules and regulations of the Internal Revenue Service) to be approved by the shareholders of the Company, Executive's eligibility to receive annual awards under MIP for any year to which such shareholder vote pertains shall be subject to such shareholder approval. The Company agrees to seek any such required approval at the first meeting of Company shareholders following the determination that such approval is required.

     (c) LRPIP. During the Employment Period, Executive will be entitled to participate in annual awards under the Company's Long Range Performance Incentive Plan ("LRPIP"). To the extent provided in Section 162(m) of the Code, the terms of any such award shall be established by the Committee based on Group or Company-wide performance measures. Subject to the foregoing, Executive's target award for the FYE 2002-2004 cycle under LRPIP will be $350,000, with the payment potential ranging from zero dollars to $525,000, and for subsequent LRPIP cycles Executive's target award will be not less than 50% of her Base Salary as in effect at the beginning of the cycle and her maximum award opportunity will be not less than 75% of such Base Salary, with the payment potential ranging from 0% to not less than 75% of such Base Salary. To the extent the material terms of LRPIP are required by law (including for this purpose the rules and regulations of the Internal Revenue Service) to be approved by the shareholders of the Company, Executive's eligibility to receive awards under LRPIP for any cycle to which such shareholder vote pertains shall be subject to such shareholder approval. The Company agrees to seek any such required approval at the first meeting of Company shareholders following the determination that such approval is required.

     For three year LRPIP cycles commencing prior to January 28, 2001, Executive will be entitled to receive payments in accordance with the provisions of her Prior Agreement.

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     (d) STOCK OPTIONS. During the Employment Period, Executive will be entitled to participate in stock option awards pursuant to the Company's 1986 Stock Incentive Plan, as amended, or any successor plans (the "Plan"), at a level commensurate with her position in the Company, but no less than 125,000 shares annually.

     (e) SERP. Executive and the Company are parties to a separate Change of Control Severance Agreement dated as of April 9, 1999, as amended by an Agreement of even date herewith (as so amended, the "COC Agreement"). Except as provided in the COC Agreement, Executive will be entitled to the greater of Category B or C benefits determined and made payable in accordance with the generally applicable provisions of the Company's Supplemental Executive Retirement Plan ("SERP"), including vesting requirements; provided, that Executive shall at all times have a fully vested right to her accrued benefits, including any future accruals, under SERP based on her actual years of service. Executive will receive service credit for her period of prior employment with the Company and its subsidiaries (including without limitation Executive's employment prior to the effective date of the Prior Agreement).

     (f) RESTRICTED STOCK. Reference is made to the award of 48,980 shares of Restricted Stock that was granted to Executive in 1999, pursuant to the Plan, under the Prior Agreement (the "Restricted Shares"). In accordance with the terms of such award, 75% of the Restricted Shares (the "2002 Shares") were scheduled to vest on the completion of three years of service from May 3, 1999, the date of commencement of Executive's employment under the Prior Agreement (the "Original Start Date"), subject to certain employment conditions that were set forth in the Prior Agreement, and the remaining 25% of the Restricted Shares (the "2003 Shares") were scheduled to vest on the completion of four years of service from the Original Start Date, subject again to certain employment conditions set forth in the Prior Agreement. The vesting of the Restricted Shares is hereby modified as follows:

          X One-half (50%) of the 2002 Shares will vest on March 1, 2001, except that such shares will automatically vest upon any earlier
               (i) termination of employment hereunder by the Company other than for cause, disability or incapacity, other than any termination of employment hereunder by reason of death or (ii) termination by Executive within 30 days of the relocation of her principal place of employment more than 50 miles from her present residence ("Relocation Termination").

          X The remaining one-half (50%) of the 2002 Shares will vest on the completion of three years of service from the Original Start Date, except that such shares will automatically vest upon any earlier (i) termination of employment hereunder by the Company other than for cause, disability or incapacity, other than any termination of employment hereunder by reason of death or (ii) Relocation Termination.

          X In the event of termination of Executive's employment by reason of death, disability or incapacity occurring prior to the vesting of all of the 2002 Shares, Executive will vest in such shares on a pro rata basis based on the length of the


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               period of her employment (measured from the Original Start Date)
               in relation to the three-year period commencing on the Original Start Date.

          X The 2003 Shares will vest upon completion of four years of service from the Original Start Date, except that such shares will automatically vest upon any earlier (i) termination of employment hereunder by the Company other than for cause, disability or incapacity, other than any termination of employment hereunder by reason of death or (ii) Relocation Termination.

          X In the event of termination of Executive's employment by reason of death, disability or incapacity occurring prior to the vesting of all of the 2003 Shares, Executive will vest in such shares on a pro rata basis based on the length of the period of her employment (measured from the Original Start Date) in relation to the four-year period commencing on the Original Start Date.

     (g) FLEXPLUS. Executive will be eligible to participate in the Company's FlexPlus Plan and other life insurance programs in accordance with the terms of the Prior Agreement.

     (h) QUALIFIED PLANS; OTHER PLANS. Executive shall be entitled during the Employment Period to participate in the Company's tax-qualified retirement and profit-sharing plans and its General Deferred Compensation Plan and Executive Savings Plan in accordance with the terms of those plans. Executive acknowledges that under the current terms of the Executive Savings Plan, she is not entitled to share in matching credits under that plan.

     (i) POLICIES AND FRINGE BENEFITS. Executive shall be subject to Company policies applicable to its Executives generally and Executive shall be entitled to receive all such fringe benefits as the Company shall from time to time make available to other executives generally (subject to the terms of any applicable fringe benefit plan).

     6. TERMINATION OF EMPLOYMENT; IN GENERAL.

     (a) The Company shall have the right to end Executive's employment at any time and for any reason, with or without cause. "Cause" means dishonesty by Executive in the performance of her duties, conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company offices held by Executive, so long as any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), gross neglect of duties (other than as a result of disability (as defined below) or death) or conflict of interest which conflict shall continue for 30 days after the Company gives written notice to Executive requesting the cessation of such conflict.

     (b) The Employment Period shall terminate should the Executive become entitled to receive long-term disability compensation pursuant to the Company's long-term disability plan ("disability"). In addition, if by reason of any disability (other than a disability as defined) or other impairment of health that renders her unable to perform her duties to the satisfaction of the Committee, Executive is unable to perform her duties for at least six continuous months


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("incapacity"), upon written notice by the Company to Executive, the Employment
Period will be terminated for incapacity.

     (c) Whenever the Employment Period shall terminate, Executive shall resign all offices or other positions she shall hold with the Company and any subsidiaries or divisions of the Company.

     7. BENEFITS UPON TERMINATION OF EMPLOYMENT.

     (a) CERTAIN TERMINATIONS ON OR PRIOR TO JANUARY 31, 2004. If the Employment Period shall have terminated on or prior to January 31, 2004 by reason of (i) death, disability or incapacity of Executive, (ii) termination by the Company for any reason other than Cause, or (iii) termination by Executive in a Relocation Termination, no compensation or other benefits shall be payable to or accrue to Executive hereunder except as follows:

          (i) For the longer of twelve months after such termination or until January 31, 2004, the Company will continue to pay to Executive her base salary at the rate in effect at termination of employment. Base salary shall be paid for the first twelve months of the period without reduction for compensation earned from other employment or self-employment, and shall thereafter be reduced by such compensation.

          (ii) Until the expiration of the period of base salary payments described in (i) immediately above or until Executive shall commence other employment or self-employment, whichever shall first occur, the Company will provide such medical, hospital and dental insurance, long-term disability insurance and term life insurance for Executive and her family, comparable to the insurance provided for executives generally, as the Company shall reasonably determine in good faith, and upon the same terms and conditions as shall be provided for Company executives generally; provided, however, that in no event shall such benefits or the terms and conditions thereof be less favorable to Executive than those afforded to her as of the date of termination.

          (iii) The Company will pay to Executive or her legal representative, without offset for compensation earned from other employment or self-employment, (A) any amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive's termination of employment, plus (B) any unpaid amounts owing with respect to LRPIP cycles in which Executive participated and which were completed prior to termination. These amounts will be paid at the same time as other awards for such prior year or cycle are paid.

          (iv) The Company will pay to Executive or her legal representative, without offset for compensation earned from other employment or self-employment, an amount in the nature of severance equal to the sum of
     (A) Executive's MIP Target Award, if any, for the year of termination, multiplied by a fraction, the numerator of which is three hundred and sixty-five (365) plus the number of days during such year prior to termination, and the denominator of which is seven hundred and thirty
     (730), plus (B) with respect to each LRPIP cycle in which Executive participated and which had not ended prior to termination of employment, 1/36 of an amount equal to Executive's LRPIP


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     Target Award for such cycle multiplied by the number of full months in such cycle completed prior to termination of employment. The severance component described in clause (a)(iv)(A) above will be paid not later than MIP awards for the year of termination are paid. The severance component described in clause (a)(iv)(B) above, to the extent measured by the LRPIP Target Award for any cycle, will be paid not later than the date on which LRPIP awards for such cycle are paid or would have been paid. In no event shall the severance described in this paragraph be treated as paid under MIP or LRPIP.

Executive shall also be entitled to payments or benefits under other grants hereunder (including the automatic vesting of the shares of Restricted Stock referred to in the third bullet under Section 5(f) if such termination occurs prior to full vesting of the 2002 Shares) and under other Company plans to the extent, if any, therein provided in the circumstances.

     (b) CERTAIN TERMINATIONS AFTER JANUARY 31, 2004. If the Employment Period shall have been terminated after January 31, 2004 (other than by reason of death, disability or incapacity) (i) by the Company for any reason other than Cause, or (ii) by Executive for a Relocation Termination, no compensation or other benefits shall be payable to or accrue to Executive hereunder except as follows:

          (i) The Company will continue to pay to Executive her then base salary for a period of twelve months from the date of termination, which base salary shall be reduced after six months for compensation earned from other employment or self-employment.

          (ii) Until the expiration of the period of base salary payments described in (i) immediately above or until Executive shall commence other employment or self-employment, whichever shall first occur, the Company will provide such medical and dental insurance (but not long-term disability insurance or life insurance) for Executive and her family, comparable to the insurance provided for executives generally, as the Company shall reasonably determine in good faith, and upon the same terms and conditions as shall be provided for the Company executives generally.

          (iii) Executive shall not be entitled to any MIP payment but shall be entitled to payment, if any, in the nature of severance equal to the payment she would have earned under MIP if her employment had continued until the end of the fiscal year (pro-rated for the period of active employment during such year).

Executive shall also be entitled to payments or benefits under other grants hereunder and under other Company plans to the extent provided therein in the circumstances.

     (c) TERMINATION AFTER JANUARY 31, 2004 BY REASON OF DEATH, DISABILITY OR INCAPACITY. If the Employment Period shall terminate at any time after January 31, 2004 by reason of death, disability or incapacity, no compensation or other benefits shall be payable to or accrue to Executive hereunder except as follows:

          (i) Executive shall not be entitled to any MIP payment but shall be entitled to payment, if any, in the nature of severance equal to the payment she would have earned



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     under MIP if her employment had continued until the end of the fiscal year
     (pro-rated for the period of active employment during such year).

          (ii) Executive shall also be entitled to payments or benefits under other grants hereunder and under other Company plans, including any long-term disability plan, to the extent therein provided in the circumstances.

     (d) VOLUNTARY TERMINATION; TERMINATION FOR CAUSE; VIOLATION OF CERTAIN COVENANTS. If Executive should end her employment voluntarily (other than for a Relocation Termination) or if the Company should end Executive's employment for cause, or if Executive should violate the protected persons or noncompetition provisions of Section 8, all compensation and benefits otherwise payable pursuant to this Agreement shall cease. Executive shall be entitled to (i) payment of accrued but unpaid Base Salary and other fully accrued but unpaid benefits to the extent not inconsistent with the provisions of any applicable plan and (ii) such rights, if any, as shall be applicable in the circumstances under the terms of any grant hereunder or any Company plan. The Company does not waive any rights it may have for damages or for injunctive relief and, in addition to any arbitration rights under Section 15, may pursue any claim for injunctive relief in any court of competent jurisdiction.

     (e) EMPLOYMENT PERIOD NOT EXTENDED. If the Company determines not to extend the Employment Period beyond January 31, 2004 or any extension thereof, or offers to extend the Employment Period on terms less favorable to Executive than those set forth herein, and Executive declines, it shall be deemed a termination of the Employment Period by the Company pursuant to (a) above and, for the avoidance of doubt, Executive shall not be subject to the provisions of Section 8(b) below. If Executive should choose not to continue her employment beyond January 31, 2004 or any extension of the Employment Period, other than in response to an offer by the Company to extend the Employment Period on terms less favorable to Executive than those set forth herein, it shall be deemed a voluntary termination by Executive and the provisions of (d) above shall apply.

     8. AGREEMENT NOT TO SOLICIT OR COMPETE.

     (a) Upon the termination of the Employment Period at any time for any reason, then for a period of two years from the date of termination, Executive shall not under any circumstances employ, solicit the employment of, or accept unsolicited the services of, any "protected person" or recommend the employment of any "protected person" to any other business organization in which Executive has any direct or indirect interest (other than a less-than-one percent equity interest in an entity), with which Executive is affiliated or for which Executive renders any services. A "protected person" shall be a person known by Executive to be employed by the Company or its subsidiaries at or within six months prior to the commencement of conversations with such person with respect to employment.

     As to (i) each "protected person" to whom the foregoing applies, (ii) each subcategory of "protected person" as defined above, (iii) each limitation on (A) employment of, (B) solicitation of, and (C) unsolicited acceptance of services from, each "protected person" and (iv) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) are deemed to be separate and independent


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agreements and in the event of unenforceability of any such agreement, such unenforceable agreement shall be deemed automatically deleted from the provisions hereof and such deletion shall not affect the enforceability of any other provision of this subsection (a) or any other term of this Agreement.

     (b) During the course of her employment, Executive will have learned many trade secrets of the Company and will have access to confidential information and business plans of the Company. Therefore, if Executive should end her employment voluntarily at any time, including by reason of retirement or disability, or if the Company should end Executive's employment at any time for cause, then for a period of two years thereafter, Executive will not engage, either as a principal, employee, partner, consultant or investor (other than a less-than-one percent equity interest in an entity), in a business which is a competitor of the Company. A business shall be deemed a competitor of the Company if and only (i) if it shall then be so regarded by retailers generally or (ii) if it shall operate a promotional off-price family apparel store (such as T.J. Maxx or Marshalls) within 10 miles of any "then existing" T.J. Maxx or Marshalls store or (iii) if it shall operate an on-line, "e-commerce" or other internet-based off-price family apparel business (such as T.J. Maxx or Marshalls); provided, that a business shall be deemed a competitor of the Company under clause (iii) only if the Company is then also operating an on-line, "e-commerce" or other internet-based off-price family apparel business. The term "then existing" in the previous sentence shall refer to any such location that is, at the time of termination of the Employment Period, operated by the Company or any wholly-owned subsidiary of the Company or under lease for operation as aforesaid. Nothing herein shall restrict the right of Executive to engage in a business that operates a conventional or full mark-up department store. Executive agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this paragraph shall be determined to be unlawful or otherwise unenforceable, then the coverage of this paragraph shall be deemed to be restricted as to duration, geographical scope or otherwise, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable in the particular jurisdiction in which such determination is made.

     If the Employment Period terminates, Executive agrees (i) to notify the Company immediately upon her securing employment or becoming self-employed during any period when Executive's compensation from the Company shall be subject to reduction or her benefits provided by the Company shall be subject to termination as provided in Section 7 and (ii) to furnish to the Company written evidence of her compensation earned from any such employment or self-employment as the Company shall from time to time reasonably request. In addition, upon termination of the Employment Period for any reason other than death of Executive, Executive shall immediately return all written trade secrets, confidential information and business plans of the Company and shall execute a certificate certifying that she has returned all such items in her possession or under her control.

     9. RELATIONSHIP WITH COC AGREEMENT. Upon the occurrence of a Change of Control under Executive's COC Agreement, Executive's rights under MIP for the fiscal year of such occurrence and her rights under LRPIP for the cycles then in effect shall be governed by such agreement and not by this Agreement. Upon a Qualified Termination under the COC Agreement, Executive's rights to base salary continuation and under SERP shall be governed by such agreement and not by this Agreement.



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     10. EXECUTIVE ACKNOWLEDGMENT. Executive acknowledges that she and the
Company have not entered into, and have not relied on any agreements or representations, written or oral, express or implied, with respect to her employment that are not set forth expressly in this Agreement. In addition, Executive acknowledges and represents that (a) she has fully disclosed to the Company all prior employment agreements or understandings to which she is a party or by which she is bound; and (b) she has not and will not disclose to the Company or to any division thereof, or use for the benefit of the Company or any division thereof, any trade secrets or proprietary information of any prior employer.

     11. ASSIGNMENT. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable except only that payments payable to her after her death shall be made to her estate.

     12. INDEMNIFICATION. The Company shall defend, indemnify and hold Executive harmless of and from any and all amounts that may be claimed from Executive by, or that may become due from Executive to, Brylane, Inc. or any of its affiliates or successors ("Brylane") at any time (other than amounts for which she is otherwise indemnified or insured), to the extent any such amount arises from the making to Executive by the Company of any offer of employment, any acceptance by Executive of any such offer of employment, the communication of the making of such offer to Brylane or the taking of any action by Brylane arising therefrom. Executive shall promptly notify the Company of any actual or potential amount as to which Executive has or would have a right of indemnification hereunder (an "Indemnifiable Matter"); provided that the failure to give such prompt notice shall affect such indemnification rights only to the extent the Company is prejudiced thereby. The Company shall have the right to control, defend and settle any Indemnifiable Matter, including without limitation the right to determine in good faith any and all actions to be taken by Executive in defense of or otherwise regarding the Indemnifiable Matter in question and the right to retain counsel of the Company's choice to represent Executive in regard to such Indemnifiable Matter. The Company shall not effect a settlement of any claim against Executive without Executive's prior written consent (which consent shall not be unreasonably withheld) unless the settlement includes a complete release of the Executive with respect to such claim. In the event of any Indemnifiable Matter, the Company shall be subrogated to all rights of Executive against Brylane or any other third party in respect of such Indemnifiable Matter, and such right of subrogation shall include without limitation the right to bring actions, including arbitration proceedings, in Executive's name to enforce such rights of Executive. Executive shall cooperate fully with the Company at the Company's expense in the Company's exercise of its right of control and its right of subrogation in respect of any Indemnifiable Matter and, in so cooperating, in addition to and without limitation upon such other actions as the Company may reasonably request, shall at the Company's request at the Company's expense attend hearings and trials and reasonably assist in effecting settlements, in securing and giving evidence, in obtaining the attendance of witnesses and in conducting suits as to any Indemnifiable Matter, provided the Company acts reasonably in accordance with the Executive's schedule. Notwithstanding any provisions of this Agreement to the contrary, the provisions of this Section 12 shall survive any termination of this Agreement.


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     13. NOTICES. All notices and other communications required hereunder shall be in writing and shall be given either by personal delivery or by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If sent to the Company, the same shall be mailed to the Company at: 770 Cochituate Road, Framingham, MA 01701, Attention: General Counsel, or other such address as the Company may hereafter designate by notice to Executive; and if sent to Executive, the same shall be mailed to Executive at her address set forth above, or at such other address as Executive may hereafter designate by notice to the Company, with a copy to:

                  Hale and Dorr LLP
                  60 State Street
                  Boston, MA 02109
                  Attn:  Hal Leibowitz, Esq.

Notices shall be effective upon receipt.

     14. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of The Commonwealth of Massachusetts.

     15. ARBITRATION. Except for claims or disputes failing within the last sentence of this paragraph, in the event that there is any claim or dispute arising out of or relating to this Agreement, or an alleged breach thereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Boston, Massachusetts, in accordance with the Rules Governing Resolution of Employment Disputes of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement within 15 days following a written request by either party therefor, by an arbitrator selected according to such Rules, and judgment upon the award rendered by the Arbitrator shall be entered in any Court having jurisdiction thereof upon the application of either party. Nothing in this Section 15 shall prevent the Company or Executive from seeking interim measures of protection in the form of pre-award attachment of assets or preliminary or temporary equitable relief.



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     16. CERTAIN EXPENSES. The Company shall pay the reasonable fees and expenses of Executive's legal and financial advisors (not to exceed $6,000 in the aggregate) incurred in negotiating this Agreement.

     In witness whereof the parties have entered into this Agreement as of January 28, 2001.

                                     /s/ Carol Meyrowitz
                                     ----------------------------------------
                                     Carol Meyrowitz


                                     THE TJX COMPANIES, INC.



                                 By: /s/ Edmond J. English
                                     ----------------------------------------

                                 Title: President and Chief Executive Officer
                                        -------------------------------------





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